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Exhibit 11

HemaCare Corporation

Basic and Diluted Net (Loss) Income per Share

	Years ended December 31,
	2007	2006
BASIC
Weighted average common shares used to compute basic earnings per share	8,687,000	8,265,000

Net (loss) income—continuing operations	$(1,828,000)	$1,471,000

Basic net (loss) income per share—continuing operations	$(0.21)	$0.18

Net (loss) income—discontinued operations	$(5,960,000)	$380,000

Basic net (loss) income per share—discontinued operations	$(0.69)	$0.04

Total net (loss) income	$(7,788,000)	$1,851,000

Total basic net (loss) income per share	$(0.90)	$0.22

DILUTED
Weighted average common shares used to compute basic earnings per share	8,687,000	8,265,000
Dilutive common equivalent shares attributable to stock options (based on average market price)	N/A	830,000

Weighted average common shares and equivalents used to compute diluted earnings per share	8,687,000	9,095,000

Net (loss) income—continuing operations	$(1,828,000)	$1,471,000

Diluted net (loss) income per share—continuing operations	$(0.21)	$0.16

Net (loss) income—discontinued operations	$(5,960,000)	$380,000

Diluted net (loss) income per share—discontinued operations	$(0.69)	$0.04

Total net (loss) income	$(7,788,000)	$1,851,000

Total diluted net (loss) income per share	$(0.90)	$0.20

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  Exhibit 11
HemaCare Corporation Basic and Diluted Net (Loss) Income per Share